Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INTERVAL LEISURE GROUP, INC.

INTERVAL LEISURE GROUP, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

The name of the Corporation is “Interval Leisure Group, Inc.” This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on August 20, 2008 (the “Certificate of Incorporation”) which amended and restated the original certificate of Incorporation filed on May 9, 2008.

All amendments to the Corporation’s Certificate of Incorporation reflected herein have been duly authorized and adopted by the Corporation’s Board of Directors in accordance with the applicable provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

Article FIRST of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The name of the corporation is ILG, Inc. (the “Corporation”).”

The Certificate of Amendment is to become effective on October 14, 2016 at 11:59 p.m. (Eastern Time).

All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Victoria J. Kincke, its senior Vice President, General Counsel and Secretary, this 13th day of October, 2016.

By:	/s/ Victoria J Kincke
Name: Victoria J. Kincke
Title: Senior Vice President,
General Counsel and Secretary